Exhibit 99.2

Synaptics Expands Product Portfolio with Acquisitions of

Ultra Thin Keyboard Technology and Video Display

Controllers for Timing and High-Speed Interface

Synaptics expands human interaction experience with acquisitions of Pacinian and Video Display Operation of Integrated Device Technology

SANTA CLARA, Calif. – Aug 2, 2012 – Synaptics Inc. (NASDAQ: SYNA), a leading developer of human interface solutions for mobile computing, communications and entertainment devices, today announced the acquisitions of Pacinian and the Video Display Operation of Integrated Device Technology, Inc. (NASDAQ: IDTI).

Synaptics’ superior TouchPadTM technology, used in the majority of today’s notebook PCs, will be coupled with Pacinian’s innovative ThinTouchTM keyboard technology to provide an unparalleled human-interface experience, which is up to 40% thinner than a conventional keyboard. This new technology, coupled with capacitive TouchPad technology in the same keyboard deck, will deliver a synergistic, multi-interface capability.

The acquisition of the Video Display Operation (VDO) enhances Synaptics’ technology portfolio with key technologies such as embedded DisplayPort (eDP) and Panel Self Refresh (PSR) and adds highly experienced analog and mixed signal engineering talent to the company’s development team. The acquisition underscores Synaptics’ commitment to leadership in the emerging large touch screen market for notebooks, Ultrabooks and tablets with an expanded technology platform for next generation touch enabled video and display applications.

“The innovative, growth driven cultures of Synaptics, Pacinian and VDO are a natural fit; together with market and customer synergies, the integration of the teams will accelerate the development of the next generation human interface experience,” said Rick Bergman, president and CEO of Synaptics. “These acquisitions enable us to expand our industry leading product portfolio with a broader set of solutions that will work seamlessly together to provide opportunities to shrink component footprint and costs, reduce power consumption while improving system performance and the overall user experience.”

For up-to-the-minute Synaptics news, follow @SynaCorp on Twitter. For more information on Synaptics’ products and solutions, please visit www.synaptics.com.

About Synaptics

Synaptics delivers intelligent touch solutions for intelligent devices. As a leading developer of human interface solutions for the mobile computing, communications and digital home entertainment markets, Synaptics solutions enhance the user experience. The ClearPad™ touchscreen product family supports devices ranging from entry-level mobile phones to tablets. The TouchPad™ family, including ClickPad™, is integrated into the majority of today’s notebook PCs. Synaptics has shipped over one billion capacitive touch solutions to date. (NASDAQ: SYNA) www.synaptics.com

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Synaptics, Pacinian, ClearPad, TouchPad, ClickPad, ThinTouch and the Synaptics and Pacinian logos are trademarks of Synaptics in the United States and/or other countries. All other marks are the property of their respective owners.

For further information, please contact:

Nick Rottler

Synaptics

408-454-5388

nrottler@synaptics.com

Bridget Kemps

Edelman for Synaptics

650-762-2943

bridget.kemps@edelman.com